Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Janine Warell, SPSS
312-261-6535
jwarell@spss.com
SPSS Reports 2008 First Quarter Results
CHICAGO, IL (USA), April 29, 2008 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced results for the quarter ended March 31, 2008.
The Company reported total revenues of $78.2 million, up 12 percent from $70.2 million in the first quarter of 2007. Net income was $9.8 million, up 21 percent from $8.2 million in the first quarter last year, with diluted earnings per share (EPS) of $0.51, a 31 percent increase from $0.39 in the 2007 first quarter. New license revenues were $38.4 million, up 10 percent from $35.0 million in the first quarter of 2007. Operating income increased 15 percent to $13.9 million, or 18 percent of revenues, from $12.1 million, or 17 percent of revenues, in the same quarter last year. Charges for share-based compensation were $0.07 and $0.06 in the first quarters of 2008 and 2007, respectively. Approximately 60 percent of total revenues in the 2008 first quarter came from outside of the United States. Excluding the effects of currency exchange rates, total revenues were up 5 percent over the 2007 first quarter.
“Given the economic environment, we were pleased to see new license revenue growth of 13 percent in the United States, improved maintenance revenues, and higher service revenues primarily driven by increased training deliveries,” said Jack Noonan, SPSS chairman, CEO and president. “Once again, the diversity of our product line, customer base, and geographic markets enabled us to perform in an uncertain economy. Sales growth in the first quarter was strongest in the government and education sectors. At the same time, an increased number of lower-priced transactions and partnership arrangements also contributed to our success.”
Noonan added, “Our good start in 2008 was supported by our multiple distribution channels and disciplined financial focus. We believe that we are well-positioned to meet the short-term economic challenges, while driving long-term profitable growth.”
At March 31, 2008, cash and cash equivalents totaled $294.6 million. Cash provided by operating activities in the quarter was $14.1 million, after the payment of a $7.4 million year-end 2007 accrued expense related to the Company’s share repurchase program, compared to $21.3 million for the same period in 2007. During the first quarter of 2008, the Company continued its share repurchase program, acquiring 853,800 shares at a cost of $27.9 million. Pursuant to the previously announced Board authorization allowing the Company to repurchase up to 2 million shares of its issued and outstanding common stock, 539,000 shares remain available for repurchase under this program. Repurchases are not mandatory and will be made from time to time based on the availability of alternative investment opportunities and market conditions.

Outlook and Guidance
“The Company continues to drive revenue growth on an increasingly efficient basis,” said Raymond Panza, SPSS executive vice president and CFO. “Even with larger investments in marketing activities and higher non-cash charges for amortization expense of capitalized software, first quarter 2008 operating income and margin improved over the same quarter last year. Contributing to this increased profitability were lower R&D costs, a result of initiatives to consolidate software development centers, and expand operations in China. Such previous and ongoing productivity improvements should continue to drive further growth in operating income and margins.”
Panza continued, “In the 2008 second quarter, we expect revenues of between $74.0 million and $78.0 million, with EPS in the range of $0.40 to $0.48. Looking further ahead based on our first quarter results, we are raising guidance for the 2008 fiscal year. We now expect revenues of between $310.0 million and $320.0 million, with EPS in the range of $1.90 to $2.00. Guidance for the second quarter and full year assumes charges for share-based compensation of $0.08 and $0.26 per share, respectively, and an expected effective income tax rate of 39 percent.”
Conference Call
The Company will host a conference call at 5 p.m. CT on Tuesday, April 29, 2008, to discuss its financial results. The live call will be broadcast online at www.spss.com/invest. Those interested in participating in the live call should dial 866-277-1182 in the United States and 617-597-5359 internationally. The live call pass-code is 58454489. A replay will be available via phone for one week after the call. To access it, participants should dial 888-286-8010 in the United States or 617-801-6888 internationally. Access code 74003103 is required for the replay. An archived version of the call will also be made available online at www.spss.com/invest approximately two hours after the live call.
About SPSS Inc.
SPSS Inc. (Nasdaq: SPSS) is a leading global provider of Predictive Analytics software and solutions. The Company’s offerings improve business processes by giving organizations forward visibility for decisions made every day. By incorporating Predictive Analytics into their daily operations, organizations become Predictive Enterprises—able to direct and automate decisions to meet business goals and achieve a measurable competitive advantage. More than 250,000 public sector, academic, and commercial customers rely on SPSS technology to help increase revenue, reduce costs, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Safe Harbor Statement
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “estimates” or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company’s control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company’s ability to predict revenue, the Company’s ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company’s business is contained in the Company’s Annual Reports on Form 10-K, particularly under the heading “Risk Factors.” The Company does not intend to update these forward-looking statements to reflect actual future events.

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended March 31,
			Percent	% of Net Revenues
	2008	2007	Change	2008	2007
	(in thousands, except per share amounts)
Net revenues:
License	$38,417	$34,972	10%	49%	50%
Maintenance	32,147	28,926	11%	41%	41%
Services	7,677	6,268	22%	10%	9%

Net revenues	78,241	70,166	12%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	5,299	4,247	25%	7%	6%
Sales, marketing and services	39,160	33,629	16%	50%	48%
Research and development	11,381	12,271	-7%	15%	17%
General and administrative	8,536	7,944	7%	10%	12%

Operating expenses	64,376	58,091	11%	82%	83%

Operating income	13,865	12,075	15%	18%	17%

Other income (expense):
Net interest and investment income	1,820	1,506	21%	2%	2%
Other	300	(784)	NM	0%	-1%

Other income	2,120	722	194%	2%	1%

Income before income taxes	15,985	12,797	25%	20%	18%
Income tax expense	6,155	4,646	32%	7%	6%

Net income	$9,830	$8,151	21%	13%	12%

Basic net income per share	$0.55	$0.42	31%

Diluted net income per share	$0.51	$0.39	31%

Shares used in computing basic net income per share	17,916	19,604	-9%

Shares used in computing diluted net income per share	19,181	20,997	-9%

SPSS Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
	2008	2007
	(in thousands)
ASSETS

Current assets:
Cash and cash equivalents	$294,586	$306,930
Accounts receivable, net	48,509	56,580
Inventories, net	739	698
Deferred income taxes	3,840	3,964
Prepaid income taxes	3,874	3,301
Other current assets	6,027	4,162

Total current assets	357,575	375,635

Net property, equipment and leasehold improvements, net	15,948	16,429
Capitalized software development costs, net	34,317	34,140
Goodwill	42,738	42,093
Intangibles, net	3,291	3,273
Noncurrent deferred income taxes	22,776	22,731
Other noncurrent assets	6,814	6,759

Total assets	$483,459	$501,060

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,678	$7,759
Income taxes and value added taxes payable	16,033	14,737
Deferred revenues	85,283	83,862
Other accrued liabilities	24,578	32,988

Total current liabilities	133,572	139,346

Long-term debt	150,000	150,000
Noncurrent deferred income taxes	939	784
Other noncurrent liabilities	1,450	1,577

Stockholders’ equity:
Common Stock	178	189
Additional paid-in capital	138,952	175,267
Treasury stock	—	(12,680)
Accumulated other comprehensive income	4,657	2,696
Retained earnings	53,711	43,881

Total stockholders’ equity	197,498	209,353

Total liabilities and stockholders’ equity	$483,459	$501,060

SPSS Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$9,830	$8,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,842	4,076
Deferred income taxes	382	2,255
Excess tax benefit from share-based compensation	(148)	(255)
Amortization of share-based compensation	2,069	1,910
Changes in assets and liabilities:
Accounts receivable	10,375	5,546
Inventories	(36)	(27)
Prepaid and other assets	(1,749)	(1,518)
Accounts payable	(310)	1,211
Accrued expenses	(8,621)	(1,615)
Income taxes	372	2,288
Deferred revenue	(1,799)	(1,163)
Other, net	(1,064)	461

Net cash provided by operating activities	14,143	21,320

Cash flows from investing activities:
Capital expenditures	(945)	(693)
Capitalized software development costs	(3,099)	(3,584)

Net cash used in investing activities	(4,044)	(4,277)

Cash flows from financing activities:
Purchases of common stock	(27,870)	(49,998)
Proceeds from stock option exercises and employee stock purchase plan	2,101	2,060
Tax benefit from stock option exercises	148	255
Proceeds from issuance of long-term debt	—	150,000
Debt issuance costs	—	(4,281)

Net cash provided by financing activities	(25,621)	98,036

Effect of exchange rates on cash	3,178	798

Net change in cash and cash equivalents	(12,344)	115,877

Cash and cash equivalents at beginning of period	306,930	140,203

Cash and cash equivalents at end of period	$294,586	$256,080

SPSS Inc. and Subsidiaries
Supplemental Information—Effect of Share-Based Compensation on Operating Income
(unaudited)

	For the Three Months Ended March 31,
					Adjusted To Exclude
	Reported--GAAP		Share-Based Compensation		Share-Based Compensation
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$78,241	$70,166	$—	$—	$78,241	$70,166

Operating expenses:
Cost of license and maintenance revenues	5,299	4,247	—	—	5,299	4,247
Sales, marketing and services	39,160	33,629	409	476	38,751	33,153
Research and development	11,381	12,271	280	465	11,101	11,806
General and administrative	8,536	7,944	1,380	969	7,156	6,975

Operating expenses	64,376	58,091	2,069	1,910	62,307	56,181

Operating income	$13,865	$12,075	$(2,069)	$(1,910)	$15,934	$13,985

Operating income as % of revenues	18%	17%			20%	20%

Diluted net income per common share	$0.51	$0.39	$(0.07)	$(0.06)	$0.58	$0.45

NOTE — Share-Based Compensation
On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)” or the “Statement”) using the modified prospective method. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Prior to the adoption of SFAS No. 123(R), the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options and share-based awards issued before 2006. The Company has provided the effects of share-based compensation to show the effects of share-based compensation and the related effects on operating income and diluted net income per common share.